                                                                   EXHIBIT 12.1


HARD ROCK HOTEL, INC.
COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES
May 31, 1998




                                                        YEARS ENDED NOVEMBER 30,
                                         --------------------------------------------------
                                           1999       1998       1997       1996      1995
                                         -------    -------    -------    -------   -------
PRE-TAX EARNINGS (LOSS)                  (12,234)      (160)   (17,576)    6,992     (2,838)
FIXED CHARGES                             16,950     11,665      5,658     5,711      6,309
LESS: CAPITALIZED INTEREST
  INCLUDED IN FIXED CHARGES               (2,264)      (793)        --        --     (1,212)

TOTAL EARNINGS AVAILABLE
  TO COVER FIXED CHARGES                   2,452     10,712    (11,918)   12,703      2,259

INTEREST EXPENSE                          13,686     10,093      5,212     5,196      4,731
CAPITALIZED INTEREST                       2,264        793         --        --      1,212
INTEREST ELEMENTS OF RENTALS                  26        103        108       115         69
LOAN FEE AMORTIZATION                        974        676        338       399        297

TOTAL FIXED CHARGES                       16,950     11,665      5,658     5,710      6,309

RATIO OF EARNINGS TO FIXED CHARGES            --         --         --       2.2         --